Exhibit 99.1

Alico, Inc. Announces Financial Results for the
Third Quarter Ended June 30, 2025

Company Completes Final Major Citrus Harvest as Strategic Transformation to Diversified Land Company Continues

Company Reports $9.3 Million in Third Quarter Asset Sales; Exceeding its Land Sales Target

Crop Insurance Recovery of $16.0 Million Contributes to Robust $42.1 Million Cash Position and Strong Liquidity Profile to Execute Strategic Transformation Strategy

Fort Myers, FL, August 12, 2025 - Alico, Inc. (“Alico”, the “Company”, “we”, “us” or “our”) (Nasdaq: ALCO) today announced financial results for the third quarter ended June 30, 2025.
Management Comments

John Kiernan, President and Chief Executive Officer of the Company, stated, “We successfully completed our final major citrus harvest during the third quarter, marking a significant milestone in our strategic transformation to become a diversified land company. This harvest concludes the majority of our capital-intensive citrus production operations, allowing us to focus our resources on our long-term land development and diversified usage strategy. During the third quarter, we generated over $9 million from combined land and equipment sales, further strengthening our financial position. Additionally, we received $16 million in crop insurance proceeds, which provides additional financial flexibility as we advance our transformation initiatives.”

Mr. Kiernan continued, “We were particularly pleased to announce that the Florida Legislature approved the bill to create the Corkscrew Grove Stewardship District in June. This represents a crucial milestone in our Corkscrew Grove Villages development project. The District will assist Alico in effectively financing infrastructure, helping restore and manage natural areas, and overseeing the administration of our master planned communities. In August, a five-member board of supervisors was appointed to facilitate collaboration and communications with local, state, and federal government agencies and community stakeholders. Our near-term real estate development projects, including Corkscrew Grove Villages, continue advancing as planned.”

Results of Operations for the Third Quarter and Year to Date 2025:

(in thousands, except for per share amounts and percentages)
	(Unaudited)			(Unaudited)
	Three Months Ended June 30,			Nine Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Revenue	$8,390	$13,610	(38.4)%	$43,264	$45,708	(5.3)%
Net (loss) income attributable to Alico, Inc. common stockholders	$(18,289)	$(2,044)	(794.8)%	$(138,841)	$25,097	NM
(Loss) earnings per diluted common share	$(2.39)	$(0.27)	(785.2)%	$(18.18)	$3.29	NM
EBITDA (1)	$19,204	$1,343	NM	$(2,210)	$48,686	(104.5)%
Adjusted EBITDA (1)	$19,273	$1,343	NM	$25,330	$48,686	(48.0)%
Net cash provided by (used in) operating activities	$23,412	$1,021	NM	$22,841	$(18,720)	222.0%

	June 30, 2025	September 30, 2024	$ Change		June 30, 2025	September 30, 2024
	(Unaudited)				(Unaudited)
Balance Sheet Items
Cash and cash equivalents	$42,073	$3,150	$38,923	Current ratio	9.37 to 1	3.81 to 1
Current portion of long-term debt	$1,410	$1,410	$—	Net Debt (1)	$43,157	$88,967
Long-term debt, net	$81,320	$82,313	$(993)
Lines of credit	$2,500	$8,394	$(5,894)
Total Alico stockholders’ equity	$111,731	$251,159	$(139,428)

(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.
NM - Not Meaningful

For the three months ended June 30, 2025 and 2024, the Company reported a net loss attributable to Alico common stockholders of $18.3 million and $2.0 million, respectively. The increase in our net loss attributable to Alico common stockholders for the three months ended June 30, 2025 was principally the result of approximately $40.7 million of accelerated depreciation principally related to our citrus trees as a result of the announcement of our Strategic Transformation and the decision to wind down our Citrus Operations, as well as lower revenues due to the impact of Hurricane Milton in October 2024, partially offset by crop insurance proceeds of $16.0 million in the current quarter, as compared to the three months ended June 30, 2024. This was partially offset by a tax benefit of $7.8 million for the three months ended June 30, 2025, as compared to a $0.9 million tax benefit for the three months ended June 30, 2024. For the three months ended June 30, 2025, the Company had a loss of $2.39 per basic and diluted common share, compared to a loss of $0.27 per basic and diluted common share for the three months ended June 30, 2024.
For the three months ended June 30, 2025 and 2024, the Company had EBITDA of $19.2 million and $1.3 million, respectively. For the three months ended June 30, 2025 and 2024 the Company had Adjusted EBITDA of $19.3 million and $1.3 million, respectively

These quarterly financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is typically harvested in the second and third quarters of the fiscal year; consequently, most of the Company’s gross profit and cash flows from operating activities has been recognized in those quarters in the past. However, due to the timing of the previous year harvest, more of the citrus crop was harvested in the first and second quarters of the previous fiscal year. Furthermore, the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year; however, as the harvest cycles have moved, our working capital requirements have been greater in the third and fourth quarters of the fiscal year. In light of the Strategic Transformation, we have decided not to allocate additional material capital to our citrus operations. As a result, we expect these seasonal patterns to diminish as we wind down those operations.

Business Segment Results

Alico Citrus
Citrus production for the three and nine months ended June 30, 2025 and 2024 is summarized in the following table.

(in thousands, except per box and per pound solids data)
	Three Months Ended June 30,		Change		Nine Months Ended June 30,		Change
	2025	2024	Unit	%	2025	2024	Unit	%
Boxes Harvested:
Early and Mid-Season	—	—	—	NM	944	1,194	(250)	(20.9)%
Valencias	420	843	(423)	(50.2)%	1,305	1,855	(550)	(29.6)%
Total Processed	420	843	(423)	(50.2)%	2,249	3,049	(800)	(26.2)%
Fresh Fruit	—	—	—	NM	37	35	2	5.7%
Total	420	843	(423)	(50.2)%	2,286	3,084	(798)	(25.9)%
Pound Solids Produced:
Early and Mid-Season	—	—	—	NM	4,224	5,364	(1,140)	(21.3)%
Valencias	2,134	4,294	(2,160)	(50.3)%	6,622	9,365	(2,743)	(29.3)%
Total	2,134	4,294	(2,160)	(50.3)%	10,846	14,729	(3,883)	(26.4)%
Pound Solids per Box:
Early and Mid-Season	—	—	—	NM	4.47	4.49	(0.02)	(0.4)%
Valencias	5.08	5.09	(0.01)	(0.3)%	5.07	5.05	0.02	0.3%
Price per Pound Solids:
Early and Mid-Season	$—	$—	$—	NM	$3.69	$2.71	$0.98	36.2%
Valencias	$3.65	$2.84	$0.81	28.5%	$3.64	$2.87	$0.77	26.8%
NM = Not Meaningful
For the three and nine months ended June 30, 2025, Alico Citrus harvested approximately 2.1 million and 10.8 million pound solids of fruit, compared to 4.3 million and 14.7 million pound solids of fruit in the same period in the prior fiscal year. The decrease in pound solids harvested was driven by fruit drop caused by Hurricane Milton, which hit Florida in October of 2024.

Our blended price per pound solids for the three and nine months ended June 30, 2025 increased $0.81 and $0.85, respectively, as compared to the same periods of the prior year, as a result of more favorable pricing in one of our then-existing contracts with Tropicana.
Land Management and Other Operations
Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties, and other miscellaneous income.
Land Management and Other Operations revenue for the three and nine months ended June 30, 2025 increased 56.8% and 68.3%, respectively, as compared to the same periods in the prior year, principally due to an increase in rock and sand royalty income and sod sales, partially offset by lower farm, grazing and hunting lease revenues due to the sale of the Alico Ranch.
The increase in operating expenses from Land Management and Other Operations for the three months ended June 30, 2025 of 69.0%, as compared to the three months ended June 30, 2024 is primarily due to an increase in Sod sales, while the decrease in operating expenses for the nine months ended June 30, 2025 of 32.7%, as compared to the nine months ended June 30, 2024, was primarily due to lower property and real estate taxes as a result of the sale of the Alico Ranch.
Other Corporate Financial Information
General and administrative expense increased $0.4 million for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. The increase was primarily due to the acceleration of depreciation on certain administrative assets, higher employee costs (as a result of higher bonus accruals) and higher legal fees related to the Strategic Transformation.
General and administrative expense increased $0.8 million for the nine months ended June 30, 2025 as compared to the nine months ended June 30, 2024 due to the acceleration of depreciation on certain administrative assets and an increase in legal fees, both related to our Strategic Transformation, partially offset by lower employee costs related to paid time off and bonus accruals.
Other income (expense), net for the three months ended June 30, 2025 increased $0.8 million compared to the three months ended June 30, 2024, driven by the sale of approximately 694 acres of land and a gain of approximately $1.3 million from the sale of equipment and vehicles, as compared to the quarter ended June 30, 2024, when we sold 798 acres of land.
Other income (expense), net for the nine months ended June 30, 2025 decreased $60.0 million compared to the nine months ended June 30, 2024, principally as a result of fewer acres of land being sold during the nine months ended June 30, 2025, as compared to the prior year period, when we sold the Alico Ranch to the State of Florida.
Dividend
On July 11, 2025, the Company paid a third quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of June 27, 2025.

Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $50.0 million at June 30, 2025, representing a 9.37 to 1.00 current ratio.
•Total debt was $85.2 million and net debt was $43.2 million at June 30, 2025, compared to $92.1 million and $89.0 million, respectively, at September 30, 2024.
•Available borrowings under the Company’s line of credit were approximately $92.5 million at June 30, 2025.
•The Company's Minimum Liquidity Requirement under its Credit Agreement was $7.4 million at June 30, 2025.

Real Estate Development or Land Development

In March 2025, the Company announced the creation of Corkscrew Grove Villages located on approximately 4,660 acres at the northwest corner of Collier County on the border of Lee and Hendry counties. As envisioned, Corkscrew Grove Villages will not only provide future residents with ample opportunities to live, work and play in a growing part of Collier County, but will also enhance public infrastructure, permanently protect thousands of acres of sensitive land, and enhance wetlands and water resources. The villages will provide significant economic benefit to the region, and improvements will come at no additional cost to Collier County taxpayers. This plan consists of two 1,500-acre villages accompanied by more than 6,000 acres of permanent conservation areas. There could be approximately 9,000 homes in total, or 4,500 homes per village. Offerings will include a variety of options suitable for working families, essential workers and retirees. Corkscrew Grove Villages will also include approximately 375 affordable housing units per village, ensuring that the local essential workforce will be able to live and work in Collier County. With approximately 560,000 square feet in total commercial space, or 280,000 square feet per village, Corkscrew Grove Villages will offer a dynamic blend of retail, dining, office, medical and light industrial opportunities. Designed as a complete, connected community, Alico is thoughtfully integrating residential, commercial and civic spaces to create a place where people can live and work, all while easing traffic congestion and enhancing convenience. Collier County and Southwest Florida continue to experience significant growth, particularly in eastern Collier County. Corkscrew Grove is ideally situated at the intersection of Collier, Lee and Hendry counties, providing future residents with easy access Naples, Fort Myers, Miami and Tampa through links to I-75 in Collier and Lee counties and State Road 80 in Hendry County.

Alico launched its multi-year entitlement approval effort for Corkscrew Grove Villages by submitting an application to Collier County for local approval for the first of two villages. While the long-term vision for Corkscrew Grove Villages includes two villages, Alico’s current application with Collier County only seeks approval for the East Village as a first step. This process is anticipated to take approximately one year, with the final decision by the Collier Board of County Commissioners expected in 2026. Additionally, Alico has also submitted permits to the South Florida Water Management District and the U.S. Army Corps of Engineers for both villages. Construction on the first village could begin in 2028 or 2029 if all approvals are granted.

As part of the Company’s long-term planning efforts, Alico took the proactive step in January 2025 to seek legislative approval from the Florida Legislature to establish the Corkscrew Grove Stewardship District. Upon becoming law, the Corkscrew Grove Stewardship District will assist Alico in its efforts to effectively finance infrastructure, help restore and manage natural areas and oversee the administration of the master planned communities and lands within the District. Stewardship districts like the one being proposed by Alico are independent special districts authorized to plan finance, construct, operate and maintain public infrastructure in planned developments. These kinds of districts are common, and are used in a variety of communities, such as Ave Maria and Lakewood Ranch, to support high-quality and efficient infrastructure. Stewardship districts are created around the concept of growth paying for itself.

Alico remains deeply committed to regional conservation efforts and has a long history of working with state and local governments, as well as environmental organizations to protect environmentally sensitive land. Over the past 40 years, Alico has transferred lands that have become part of the Corkscrew Regional Ecosystem Watershed (CREW), Tiger Creek Preserve and Okaloacoochee Slough Wildlife Management Area. Alico’s legacy of commitment to conservation continues as part of the Corkscrew Grove Villages project as we place another 6,000 acres of sensitive land into permanent conservation.

In 2023, Alico sold more than 17,000 acres of land, commonly referred to as Devil’s Garden, to the Florida Department of Environmental Protection as part of the Florida Forever program. Located in Hendry County, the Devil’s Garden provides critical connectivity between existing conservation lands. Since Devil’s Garden was added to the Florida Forever Priority List in 2003, Alico has either sold or entered into easements to protect more than 46,807 acres. This land, combined with the more than 6,000 acres expected to be placed in conservation as part of the Corkscrew Grove Villages proposal, supports the implementation of the Florida Wildlife Corridor.

Alico’s regional conservation strategy is also consistent with the Collier Rural Land Stewardship Area (RLSA). The RLSA is a planning and zoning overlay district approved by Collier County in 2002 for approximately 185,000 acres of land in eastern Collier County. The RLSA is an innovative, incentive-based approach to planning and implementing sustainable long-term growth in rural regions. The program has received national recognition and served as a model for rural lands stewardship program elsewhere in Florida. Specifically, both Stewardship Sending Area 11 and SSA 22 permanently preserve significant segments of the Florida Wildlife Corridor, with SSA 22 adding 1,295 acres and being approximately 2.8 miles long, north to south, and more than 1.8 miles wide at its widest point with an average width of 0.7 miles. This critical portion of the Florida Wildlife Corridor will be added at no cost to the taxpayer.
Fiscal Year 2025 Guidance

The Company completed its last significant citrus harvest in April 2025.

The Company has exceeded its $20 million land sales guidance for fiscal year 2025.

The Company expects to end fiscal year 2025 with enough cash to meet its operating expenses through fiscal year 2027.

The Company expects to realize in fiscal year 2025 Adjusted EBITDA of approximately $20 million and end the fiscal year with cash of approximately $25 million and net debt of approximately $60 million, with only the minimum required balance of $2.5 million on its revolving line of credit.

Conference Call Information

The Company will host a conference call to discuss its financial results on August 13, 2025, at 8:30 am Eastern Time. Interested parties may join the conference call by dialing 1-800-267-6316 in the United States and 1-203-518-9783 from outside of the United States. The participant identification to join the conference call is “ALICO”. A telephone replay will be available approximately three hours after the call concludes, and will be available through August 27, 2025. Listeners in the United States may dial 1-844-512-2921 and international listeners may dial 1-412-317-6671. The passcode for the playback is 11159421.

About Alico

Alico, Inc. (Nasdaq: ALCO) is a Florida-based agribusiness and land management company with over 125 years of experience. Following its strategic transformation in 2025, Alico operates as a diversified land company with approximately 51,300 acres across 8 Florida counties. The Company focuses on strategic land development opportunities and diversified agricultural operations, leveraging its extensive land portfolio to create long-term shareholder value while maintaining its commitment to responsible land stewardship and conservation. Learn more about Alico at www.alicoinc.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations with respect to its Strategic Transformation, anticipated Adjusted EBITDA, cash flow and cash reserves, debt and net debt for and at the end of fiscal year 2025, ability to meet its operating expenses through fiscal year 2027, future use and estimated value of the Company’s land holdings, expected future profitable growth, proceeds from land sales in 2025, plans to pursue commercial and residential development, including with respect to the Corkscrew Grove Villages and any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “if,” “will,” “should,” “expects,” “plans,” “hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: our implementation of our planned Strategic Transformation; our plan to wind down our citrus production operations to focus on our long-term diversified land usage and real estate development strategy; our ability to secure necessary regulatory approvals and permits for land development projects, effectively manage and allocate resources to new business initiatives, attract and retain skilled personnel with expertise in diversified land usage and real estate development, navigate potential market fluctuations and economic conditions, maintain strong relationships with lenders and continue to satisfy covenants and conditions under current loan agreements and address potential environmental and zoning issues, and other challenges inherent in real estate development; our ability to increase our revenues from land usage and real estate development; adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change and hurricanes and tropical storms; risks related to our expected significant revenue shift to real estate development and diversified farming operations; our ability to effectively perform grove management services, or to effectively manage our portfolio of groves; water use regulations restricting our access to water; changes in immigration laws; harm to our reputation; tax risks associated with a Section 1031 Exchange; risks associated with the undertaking of one or more significant corporate transactions; the seasonality of our citrus business; fluctuations in our earnings due to market supply and prices and demand for our products; climate change, or legal, regulatory, or market measures to address climate change; Environmental, Social and Governance issues, including those related to climate change and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies relating to our internal control over financial reporting; macroeconomic conditions, such as rising inflation and the deadly conflicts in Ukraine and Israel; system security risks, data protection breaches, cybersecurity incidents and systems integration issues; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and certain of the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 that will be filed with the Securities and Exchange Commission (the “SEC”). Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.
Investor Contact:
John Mills
ICR
(646) 277-1254
InvestorRelations@alicoinc.com

Brad Heine
Chief Financial Officer
(239) 226-2000
bheine@alicoinc.com

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30, 2025	September 30, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,073	$3,150
Accounts receivable, net	1,610	771
Inventories	2,995	30,084
Income tax receivable	1,062	1,958
Assets held for sale	6,659	3,106
Prepaid expenses and other current assets	1,558	1,558
Total current assets	55,957	40,627
Restricted cash	762	248
Property and equipment, net	149,460	352,733
Goodwill	2,246	2,246
Other non-current assets	2,135	2,865
Total assets	$210,560	$398,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$916	$3,362
Accrued liabilities	3,313	5,366
Current portion of long-term debt	1,410	1,410
Other current liabilities	330	513
Total current liabilities	5,969	10,651
Long-term debt, net	81,320	82,313
Lines of credit	2,500	8,394
Deferred income tax liabilities, net	4,004	40,873
Other liabilities	67	193
Total liabilities	93,860	142,424

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,642,085 and 7,628,639 shares outstanding at June 30, 2025 and September 30, 2024, respectively	8,416	8,416
Additional paid in capital	20,333	20,184
Treasury stock, at cost, 774,060 and 787,506 shares held at June 30, 2025 and September 30, 2024, respectively	(26,284)	(26,694)
Retained earnings	109,266	249,253
Total Alico stockholders’ equity	111,731	251,159
Noncontrolling interest	4,969	5,136
Total stockholders’ equity	116,700	256,295
Total liabilities and stockholders’ equity	$210,560	$398,719

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Operating revenues:
Alico Citrus	$7,805	$13,237	$41,384	$44,591
Land Management and Other Operations	585	373	1,880	1,117
Total operating revenues	8,390	13,610	43,264	45,708
Operating expenses:
Alico Citrus	36,304	17,813	229,022	82,062
Land Management and Other Operations	142	84	233	346
Total operating expenses	36,446	17,897	229,255	82,408
Gross loss	(28,056)	(4,287)	(185,991)	(36,700)
General and administrative expenses	2,867	2,441	8,841	8,034
Loss from operations	(30,923)	(6,728)	(194,832)	(44,734)
Other income, net:
Interest income	153	95	259	345
Interest expense	(907)	(628)	(2,964)	(2,896)
Gain on sale of property and equipment	5,553	4,491	21,400	81,520
Other income, net	—	—	255	—
Total other income, net	4,799	3,958	18,950	78,969
(Loss) income before income taxes	(26,124)	(2,770)	(175,882)	34,235
Income tax (benefit) provision	(7,800)	(861)	(36,874)	9,721
Net (loss) income	(18,324)	(1,909)	(139,008)	24,514
Net (loss) income attributable to noncontrolling interests	35	(135)	167	583
Net (loss) income attributable to Alico, Inc. common stockholders	$(18,289)	$(2,044)	$(138,841)	$25,097
Per share information attributable to Alico, Inc. common stockholders:
(Loss) earnings per common share:
Basic	$(2.39)	$(0.27)	$(18.18)	$3.29
Diluted	$(2.39)	$(0.27)	$(18.18)	$3.29
Weighted-average number of common shares outstanding:
Basic	7,641	7,624	7,637	7,620
Diluted	7,641	7,624	7,637	7,620

Cash dividends declared per common share	$0.05	$0.05	$0.15	$0.15

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended June 30,
	2025	2024
Net cash provided by (used in) operating activities
Net (loss) income	$(139,008)	$24,514
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	170,800	11,317
Amortization of debt issue costs	127	176
Gain on sale of property and equipment	(21,400)	(81,520)
Impairment of long-lived assets	24,966	—
Loss on disposal of long-lived assets	780	6,213
Inventory net realizable value adjustment	9,895	28,549
Deferred income tax (benefit) provision	(36,869)	458
Stock-based compensation expense	559	544
Other	(390)	55
Changes in operating assets and liabilities:
Accounts receivable	(839)	(3,800)
Inventories	17,194	(12,624)
Prepaid expenses	—	76
Income tax receivable	896	1,200
Other assets	10	(46)
Accounts payable and accrued liabilities	(4,048)	(843)
Income taxes payable	—	7,171
Other liabilities	168	(160)
Net cash provided by (used in) operating activities	22,841	(18,720)

Cash flows from investing activities:
Purchases of property and equipment	(4,049)	(15,931)
Net proceeds from sale of property and equipment	28,172	86,394
Notes receivable	570	—
Change in deposits on purchase of citrus trees	—	(375)
Net cash provided by investing activities	24,693	70,088

Cash flows from financing activities:
Repayments on revolving lines of credit	(25,194)	(44,032)
Borrowings on revolving lines of credit	19,300	19,310
Principal payments on term loans	(1,057)	(20,089)
Dividends paid	(1,146)	(1,143)
Net cash used in financing activities	(8,097)	(45,954)

Net increase in cash and cash equivalents and restricted cash	39,437	5,414
Cash and cash equivalents and restricted cash at beginning of the period	3,398	3,692

Cash and cash equivalents and restricted cash at end of the period	$42,835	$9,106

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	$2,844	$3,337
Cash (received) paid for income taxes, net of refunds	$(900)	$890

Non-cash investing and financing activities:
Dividends declared but unpaid	$382	$381
Assets received in exchange for services	$—	$85
Trees delivered in exchange for prior tree deposits	$—	$377

Non-GAAP Financial Measures
In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA and Net Debt, which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business, in the case of EBITDA and Adjusted EBITDA, and liquidity, in the case of Net Debt, of its business. Beginning with this reporting period, we have revised the calculation of Adjusted EBITDA to better reflect the underlying performance of the business in light of the Strategic Transformation and changes to our model and operating strategy. Specifically, we now adjust for impairment of long-lived assets and restructuring and other charges, and have determined not to adjust for inventory net realizable value, gain or sale of property and equipment, or other historical adjustments. Prior periods in 2024 presented below have been recast to conform to the current period presentation. This change increases Adjusted EBITDA by $4.6 million and $61.2 million for the three and nine months ended June 30, 2024, respectively. As we advance our long-term diversified land and real estate strategy, we believe that this change provides a clearer view of our core operating results.

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance, in the case of EBITDA, Adjusted EBITDA, and liquidity, in the case of Net Debt, of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for impairment of long-lived assets and restructuring and other charges. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash. We are unable to provide a reconciliation of Adjusted EBITDA to net (loss) income attributable to Alico, Inc. common stockholders for the year ended September 30, 2025 as the adjustments are not within our control or cannot be reasonably predicted without unreasonable effort.

EBITDA and Adjusted EBITDA

(in thousands)	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income attributable to Alico, Inc. common stockholders	$(18,289)	$(2,044)	$(138,841)	$25,097
Interest expense, net	754	533	2,705	2,551
Income tax (benefit) provision	(7,800)	(861)	(36,874)	9,721
Depreciation, depletion and amortization	44,539	3,715	170,800	11,317
EBITDA	$19,204	$1,343	$(2,210)	$48,686

Non-GAAP Adjustments:
Impairment of long-lived assets	—	—	24,966	—
Restructuring and other charges	69	—	2,574	—
Adjusted EBITDA	$19,273	$1,343	$25,330	$48,686

Net Debt

(in thousands)	(Unaudited)		(Forecasted)
	June 30, 2025	September 30, 2024	September 30, 2025
Current portion of long-term debt	$1,410	$1,410	$1,410
Long-term debt, net	81,320	82,313	80,949
Lines of credit	2,500	8,394	2,500
Total Debt	85,230	92,117	84,859
Less: Cash and cash equivalents	(42,073)	(3,150)	(25,000)
Net Debt	$43,157	$88,967	$59,859
Source: Alico, Inc.